EXHIBIT 10.4

FORM OF EXECUTIVE OFFICER COMPENSATION AGREEMENT

TO:	[name of executive officer]

FROM:	Evolving Systems, Inc. - Compensation Committee of the Board of Directors

SUBJECT:	2008 Compensation Plan

The Compensation Package in this memorandum has been submitted to and approved by the Compensation Committee of the Board of Directors of Evolving Systems, Inc.  This Compensation Plan (the “Plan”) is effective during calendar year 2008, and is provided to you to give you information regarding compensation offered to you as [insert title].  This Plan supersedes all prior Compensation plans or other compensation agreements, oral or written, you have with the Company, other than stock options or other equity awards previously granted to you, the Management Change in Control Agreement, as amended, and the Indemnification Agreement which shall continue in full force and effect.  Your Plan includes a base salary paid in accordance with the normal payroll practices of Evolving Systems, as well as eligibility for quarterly and annual incentive compensation.

This Plan is not a contract of employment and shall not be construed to guarantee employment for any particular period of time.  All Evolving Systems’ employees are employed at will.  You, or Evolving Systems, may terminate the employment relationship at any time, with or without notice, for any reason or no reason.  The Plan may be changed or discontinued by the Company at any time, with or without prior notice.

I.              Compensation

A.            Base Salary

                                                Annual Base Salary (effective 1/1/2008)                          $XXX,XXX

                                                Target Incentive Compensation                                        [50%] [60%] [75%] of Base Salary, paid as described below

Your annual base salary will be paid in accordance with the Company’s standard payroll practices.

B.            Incentive Compensation

1.             Target Incentive Compensation Award.

Attainment of Quarterly and Annual Results, and the percentage payout attributable to such attainment, will be determined based upon the Incentive Compensation Formula shown on Attachment 1.

In the event your employment terminates prior to the end of any calendar quarter, for reasons other than Cause (as described below), the Quarterly Incentive Compensation that would have been paid at the end of the calendar quarter will be pro-rated to the date of termination of your employment.  Except as noted in Section II(2) below, there will be no pro-ration for the Annual Incentive Compensation; you must be employed by the Company on December 31, 2008, to be eligible for the Annual Incentive Compensation amount.

2.                                      Time and Form of Payment.  Incentive Compensation will be paid in the form of five (5) substantially equal payments, based upon attainment of defined Company quarterly results and annual results.  Each payment shall constitute a separate payment for purposes of Section 409A.  The Company shall pay each Incentive Compensation payment, on the date determined by the Company, during the 60-day period immediately following the last day of the quarterly or annual performance period.

II.                                     Severance

1.                                       Termination by the Company.  In the event your employment is terminated by the Company other than for (a) Cause; (b) Disability; (c) death, or (d) under the circumstances described in subsection 2 below, you will be paid severance compensation in an amount equal to six (6) months of your then current Base Salary.

2.                                       Change in CEO; Change in a Material Condition.  [Applicable to Ervine and Moseley] In the event there is a change in the position of the CEO of the Company, and your employment is terminated within 6 months following such change (other than for Cause, Disability or death), or there is a Change in a Material Condition of your employment (as described below) during such 6 month period and as a result of such Change in a Material Condition you resign during such 6 month period, you will be paid severance compensation in an amount equal to (a) nine (9) months of your then current Base Salary, (b) your pro-rated quarterly Incentive Compensation, plus (c) a pro-rated portion of the amount allocable to your then current Annual Incentive Compensation Portion, pro-rated to the date of your employment termination.  Provided, however, that the Incentive Compensation portions will only be paid to you when and if other executives of the Company receive payout on the Quarterly Incentive Compensation and/or the Annual Compensation portions for the quarter/year in which your employment was terminated.

3.                                       Definitions.  “Cause,” “Disability” and “Change in a Material Condition” for purposes of the severance provisions described in this Section II shall mean:

(a)           “Cause” shall mean:

(i)                                     Willful action or failure to act by you that in the reasonable opinion of the Board of Directors materially injures the reputation, business or business relationships of the Company or any of its officers, directors or executives and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within ten (10) days following receipt of written notice;

(ii)                                  Your failure to perform your duties or to follow the reasonable directions of the Board of Directors of the Company within ten (10) business days after receipt by you of written notice of such failure;

(iii)                               Any act involving moral turpitude or a crime, other than a vehicle offense (excepting vehicular manslaughter), which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its officers, directors or executives.

(b)                                 “Disability” for purposes of this severance provision shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties with the Company for a period of one hundred eighty (180) consecutive days, provided that you have not returned to full-time employment prior to the date of your termination of employment.

(c)                                  “Change in a Material Condition” of employment for purposes of this severance provision shall mean:

(i)                                     A material diminution (5% or more) in your compensation plan, including Base Salary and/or Incentive Compensation.

(ii)                                  A material diminution in your authority, duties, or responsibilities.

(iii)                               A material diminution in the authority, duties, or responsibilities of the supervisor to whom you report, including a requirement that you report to a corporate officer or employee instead of reporting directly to the Board.

(iv)                              A material diminution in the budget over which you retain authority.

(v)                                 A material change (more than twenty-five (25) miles) in the geographic location at which Executive must perform his or her services for the Company, except for reasonably required travel on Company business that is not materially greater than such travel requirements prior to the change.

(vi)                              Any other action or inaction that constitutes a material breach by the Company of this Compensation Plan.

You are required to provide notice to the Company of the existence of the condition described in this Section II(3)(c) within 90 days of the initial existence of the condition.  Upon receipt of such notice, the Company shall have 30 days during which it may remedy the condition and not be required to pay you severance benefits.

4.                                       Time and Form of Payments.  Severance payments will be paid in substantially equal installments over the applicable severance period set forth in Section II(1) or II(2) above.  Each severance payment installment shall constitute a separate payment for purposes of Section 409A.  Each severance payment installment shall be paid in accordance with the payroll payment schedule of the Company in effect on the date of your termination of employment.  The severance payments shall commence on the payroll payment date for the first pay period commencing immediately following the date of your termination of employment, provided, however, the portion of any severance payment relating to a pro-rated quarterly or annual Incentive Compensation award, if any, shall be paid on the date determined by the Company following the date of your termination of employment but no later than March 15, 2009.

5.                                       Separation Agreement.  In exchange for the severance payment described in this Section II, the Company will require that you execute a Separation Agreement, in which you release all claims against the Company arising out of your employment or termination of your employment.  In addition, the Separation Agreement will provide that during the period of time during which you receive severance payments you will refrain from (a) soliciting Evolving Systems’ employees to leave the employ of the Company;  (b) interfering with the relationship of the Company with any such employees, including, but not limited to, hiring such employees; (c) targeting or soliciting customers of the Company to purchase products or services in competition with the Company’s products or services or to terminate a relationship with the Company and (d) competing directly or indirectly with the Company as is described in the Management Change in Control Agreement.

6.                                       Cause; Resignation.  Under no circumstances will the Company be obligated to pay any amounts to you under this Section II if your employment has been terminated by the Company for Cause, Disability or death.  Except as described in Section II(2) above, the Company will not pay any amounts to you under this Section II if your employment terminates as a result of your resignation.

7.                                       Change in Control.  The severance provisions of this Compensation Plan shall not apply in the event of a Change in Control, as defined in the Management Change in Control Agreement.  Accordingly, if severance described in this Plan is paid, and the Management Change in Control Agreement is subsequently triggered, payments made under this Plan shall be credited against, and shall NOT be in addition to, amounts paid under the Management Change in Control Agreement to the extent this is permitted without causing adverse effect under Section 409A.

8.                                       Delay in Payment.  Notwithstanding anything contained in this Compensation Plan to the contrary, if you are deemed by the Company at the time of your “separation from service” with the Company to be a “specified employee,” any nonqualified deferred compensation to which you are entitled under the Compensation Plan, if any, in connection with such separation from service shall not be paid or commence payment until the date which is the first business day following the six (6) month period after your separation from service (or if earlier, your death).  Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to you under Section 409A.  Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section II(8) shall be paid to you or your beneficiary in a lump sum payment on the first business day following the expiration of the delay period.

9.                                       Key Definitions.  For purposes of this Compensation Plan, the terms “separation from service” and “specified employee” shall have the meanings ascribed to such terms within Section 409A and applicable guidance.

III.                                 Benefits

You will receive benefits in accordance with the Company’s standard benefits plan and policies, with the following modifications:

1.                                       Paid Time Off.  Your Paid Time Off (PTO) will be set at one level above the “standard” rates for employees, as follows: [applicable to US-based executives — UK-based executives receive PTO based upon UK employment policies]

Years of Service	Hours Accrued per Pay Period	Annual# of Days of PTO

0-2	6.16	20
3-5	7.69	25
6+	9.23	30

You will be expected to record your PTO in accordance with standard Company policy and all other provisions of the Company’s PTO policy will apply.

2.                                       Life Insurance Benefits.  In addition to the standard life insurance benefits payable to employees of the Company, the Company will provide life insurance to you in the amount of $300,000, subject to your insurability.  The Company pays the premium, but the premium attributable to insurance over $50,000 is taxable to you.

3.                                       Disability Benefits.  The Company will provide you with short term and long term disability insurance coverage per the Company’s general plan for all employees.  The general plan for employees pays benefits at the rate of 66 2/3% of your base pay, with a base pay cap of $8,501 per month (resulting in total monthly benefit payable to you under the Company plan of $5,667).  This benefit, if payable, terminates at age 65.  In addition, the Company will make available to you, at your expense, additional long term disability coverage that will pay the lesser of the difference between 66 2/3% of your monthly base salary and the benefit provided under the general Company plan or $6,000 per month. (For example, if your monthly base salary is $15,000, the additional long-term disability policy will provide $4,334, the difference between the general Company plan benefit ($5,667) and 66 2/3% of your base salary.)  This additional benefit is payable until age 65, or, in some cases has a 5 year payout.   If you have any questions about the disability benefits, please see Heather Stiffler.

4.                                       Upgrade to First Class Travel/Business Travel.  Upgrades to business class travel will be made available to you in certain circumstances only in accordance with the Company’s standard travel policies (for example, for certain international flights). Upgrades to first class tickets, through the use of coupons and mileage points, is permitted where there is no additional cost to the Company.

5.                                       Miscellaneous Benefits.  The Company will provide you with a cell phone/Blackberry and cell phone/Blackberry service.  You will also be provided with a laptop computer.

IV.                                SEC Filing Requirements

You will be considered an “Executive Officer” for purposes of the SEC rules relating to trading of stock and reporting your stock trading.  You are required to pre-clear your trading in Company stock with the Company’s General Counsel prior to buying or selling Company stock.  You are expected to familiarize yourself with the Insider trading regulations and to comply with those regulations, in particular, to abide by Company trading-blackout rules and to work with Company staff to assure that appropriate SEC forms can be timely filed.

V.            Section 409A

The Company and you intend that any amounts payable and benefits provided under this Compensation Plan and the exercise of authority or discretion hereunder by the Company or by you (i) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (ii) shall comply with the provisions of Section 409A, in both cases so as not to subject you to the payment of additional taxes and interest that may be imposed under Section 409A.  To the extent that any amount payable or benefit provided under this Compensation Plan would trigger the additional tax or interest imposed under Section 409A, the Company and you agree to work together to modify the Compensation Plan to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to assume any increased economic burden.

Acknowledgment [at will provisions not applicable to UK-based executives]

I have received and read my 2008 Compensation Plan.  I understand the details of the Plan and how it applies to me.  I understand that the Plan may be changed or discontinued by the Company at any time with or without notice, and that no representations or promises, either express or implied, have been made to me about my continued employment, about my compensation or about the Plan other than what is written here or in any Management Change in Control Agreement that may be executed.  I understand the responsibilities of my position and the critical nature of the performance of this position on the success of Evolving Systems.  I understand that I am employed on an at-will basis, and that this Plan does not alter or modify the at-will nature of my employment.  I understand that I can resign my position at any time, or Evolving Systems can terminate my employment at any time, with or without prior written notice. I agree that the compensation I receive under the Plan is fair and adequate compensation for my services.

Signature of Executive	Date